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                                                                    Exhibit 16.1



March 1, 2007


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of the Form 8-KA of CNB Corporation dated March 1, 2007 and filed March 1, 2007, as contained in paragraphs two and three of Item 4.01, and are in agreement with those statements.


Crowe Chizek and Company LLC
Grand Rapids, Michigan


cc:    Mr. Thomas J. Ellenberger
       Audit Committee Chairman
       CNB Corporation